Embassy Bancorp, Inc. Announces Expansion of its Stock Repurchase Program

BETHLEHEM, Pa., June 1, 2026 (GLOBE NEWSWIRE) -- Embassy Bancorp, Inc. (OTCQX: EMYB) (the “Company”), the parent company of Embassy Bank For the Lehigh Valley (the “Bank”), announces that the Board of Directors has amended its existing common stock repurchase program (the “Stock Repurchase Program”) to authorize the repurchase of up to an additional $5 million of the Company’s common stock. This expanded stock repurchase program will be effective June 1, 2026.

The Company announced its first Stock Repurchase Program on October 27, 2025, which authorized the repurchase of up to $5 million of the Company’s common stock. As disclosed in its most recent Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on May 13, 2026, all but $144 thousand of this allotment was used by the Company as of the end of the first quarter of 2026. Cumulatively, under the Stock Repurchase Program, the Company repurchased 258,301 shares in a total amount of $4.856 million. This amendment will provide for an additional $5 million of the Company’s common stock available for repurchases.

David M. Lobach, Jr., the Company’s Chairman, President and Chief Executive Officer, stated, “Following the successful execution of our first Stock Repurchase Program announced in October 2025, we are pleased to build on that momentum with this expanded authorization. This decision reflects the continued strength of our balance sheet, our disciplined and balanced approach to capital allocation, and our confidence in the quality of the Company’s strategy and cash flow profile. We believe this authorization supports our ongoing objective of delivering attractive long-term value for our shareholders.”

Repurchases under the Stock Repurchase Program will be made in open market or in privately negotiated transactions. This authority may be exercised from time to time and in such amounts as market conditions warrant, and subject to regulatory considerations. The timing and value of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The Stock Repurchase Program does not require the Company to repurchase any specific number of shares. The Stock Repurchase Program does not have an expiration date and may be suspended or terminated at any time without prior notice.

About Embassy Bancorp, Inc.

Embassy Bancorp, Inc., with over $1.8 billion in assets, is the parent company of Embassy Bank For the Lehigh Valley, a full-service community bank that has served Pennsylvania’s Lehigh Valley since 2001. With ten branch locations and a comprehensive suite of digital banking services, Embassy Bank remains committed to providing exceptional financial solutions to the community.

Embassy Bank was recently named the Lehigh Valley’s “Best Bank & Mortgage Company” for the fifth consecutive year by the Who’s Who in Business survey published in Lehigh Valley Style magazine. The Bank also ranks fourth in deposit market share across Lehigh and Northampton Counties as of June 2025, earned The Morning Call’s “Best Bank” designation in 2025, and continues to hold a 5‑Star Bauer Financial rating, reflecting its strong performance and long‑standing stability.

For more information, visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the U.S. Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.

Contact:
David M. Lobach, Jr.
Chairman, President and CEO
(610) 882-8800